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                                   Exhibit 99
 Press Release issued on March 19, 2002, by the Company announcing the sale of its Series F Convertible Preferred Stock to Meridian Financial Group, L.L.P.


FOR IMMEDIATE RELEASE

         OXIS International Announces Closing of $1.5 Million in Private
                Financing, and Appointments of Two New Directors


         PORTLAND, Ore. -- March 19, 2002 - OXIS International, Inc. (OTC BB:
OXIS and Nouveau Marche: OXIS), a leading developer of diagnostic and therapeutic technologies to diagnose, treat and prevent diseases caused by oxidative stress, announced today the closing of the first phase of a private convertible preferred equity financing, in which $1.5 million USD was invested by Meridian Financial Group, a LLP.
         The Company hopes to increase this financing in a second phase offering in the near future for an additional $500,000 USD. The financing includes OXIS issuing warrants that may be exercised to purchase 1.5 million shares of common stock at $1 per share.
         The Company also announced, as part of the financing, the appointments of two new Board members: Marvin S. Hausman, M.D. and Mr. Thomas M. Wolf. "Completion of this phase of financing is an important step in the refocusing of OXIS," said Ray R. Rogers, Chairman and C.E.O. "This funding will allow the company to resume development of our most valuable resources. The addition to the Board of Dr. Hausman and Mr. Wolf brings new expertise to our efforts, as well." He added that both men will bring strong scientific and biotech knowledge, as well as years of industry experience.
         Dr. Hausman has served as a Director and President & C.E.O. of Axonyx, Inc. since January 1997. He has 30 years of drug development and clinical care experience at various pharmaceutical companies, including Bristol-Meyers International, Mead-Johnson Pharmaceutical Company and Medco Research, Inc.
         Mr. Wolf is C.E.O. and managing director of Xenos Bioresources, Inc., of Santa Barbara, CA. Mr. Wolf has more than 30 years experience in the biotechnology, biopharmaceutical, veterinary and nutraceutical industries at companies such as Orsynex Corporation, Sigma Chemical Company and Parke Davis & Co.
         Three existing directors of OXIS have agreed to step down to pave the way for appointment of the new directors associated with this financing. Timothy
G. Biro, Joseph F. Bozman, Jr., and Peter E. Taussig have, by agreement, completed their Board service.
         OXIS International is a biopharmaceutical company engaged in the development of diagnostic and therapeutic products and new technologies applicable to conditions and/or diseases associated with oxidative stress.
         All securities mentioned in this press release will not be, or have not been, registered under the Securities Act of 1993 and may not be offered or sold absent registration thereunder or an applicable exemption from such registration requirements.
         This press release contains forward-looking statements that involve risks and uncertainties, including timely development and market acceptance of new products, and the risks detailed from time to time in the Company's SEC reports, most particularly its deteriorated

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financial condition. These factors could cause actual results to differ materially from those described in any forward-looking statement.
         OXIS is headquartered in Portland, Oregon. Visit OXIS International, Inc. on the World Wide Web at http://www.oxis.com.
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For more information, contact:

Kathleen Kreller
503-247-2378